Exhibit 10.8

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change in Control Severance Agreement (this “Agreement”) made this ___ day of _______, 20__, by and between _________________ (“Executive”) and Hibbett, Inc. (the “Company”).

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility of a Change in Control of the Company.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Change in Control Payments. If Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason within: (i) two years following a Change in Control; or (ii) within a six-month period prior to a Change in Control if Executive’s termination or resignation is also directly related to or occurs in connection with a Change in Control, the Company shall pay Executive, within thirty (30) days of Executive’s termination date or the Change in Control date, whichever is later, severance in the amount equal to one and one-half (1.5) times the sum of Executive’s Covered Salary and Executive’s Covered Bonus.

To the extent that Executive has been granted options, stock awards or other equity compensation under the Company’s equity compensation plan, Executive’s interest in such awards shall be fully exercisable, vested and nonforfeitable as of the Change in Control date, to the extent not already exercisable or vested as of such date.

2. Definitions.

(a) “Cause,” for purposes of this Agreement, means felony conviction or plea to same, fraud or dishonesty, willful misconduct or failure to perform duties, intentional acts resulting in material injury to the Company or acts of moral turpitude.

(b) “Change in Control,” for purposes of this Agreement, occurs if:

(i) The individuals who, as of the date of this Agreement, constitute the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; or

(ii) The acquisition by any individual, entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), of beneficial ownership of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company that may be cast for the election of the Company’s directors (the “Outstanding Company Voting Securities”) other than a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is a majority at the time the purchases are made; provided, however, that for purposes of this Section 2(b)(ii), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company or (iii) any acquisition by any Executive benefit plan (or related trust) sponsored or maintained by the Company; or

(iii) The merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any Executive benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) The dissolution or liquidation of the Company.

(c) “Covered Bonus,” for purposes of this Agreement, shall mean the average of the actual cash bonuses paid to the Executive for the five years prior to the year of the Executive’s employment termination from the Company (but in no event greater than the target bonus for the year in which the termination or resignation of employment occurs). Covered Bonus will be calculated over a shorter period if the Executive has been employed for a shorter period.

(d) “Covered Salary,” for purposes of this Agreement, shall mean the highest annual rate of base salary paid to the Executive by the Company prior to the termination of Executive’s employment or resignation from the Company.

(e) “Good Reason,” for purposes of this Agreement, means the occurrence of any of the following, without the prior written consent of the Executive: (i) a change in the location of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s initial work site with the Company, (ii) reduction in Executive’s annual base salary or bonus opportunity, (iii) material, adverse change in the Executive’s duties or responsibilities, other than in connection with the termination of Executive’s employment for Cause; provided, however, that the Executive shall not be deemed to have Good Reason pursuant to this provision unless the Executive gives the Company written notice that the specified conduct or event has occurred and making specific reference to this Section 2(e) and the Company fails to cure such conduct or event within thirty (30) days of receipt of such notice.

3.    Limitation on Change in Control Payments. Anything in Section 1 above to the contrary notwithstanding, if, with respect to Executive, the payments that Executive has a right to receive under this Agreement plus any other payments from the Company including but not limited to the acceleration of the exercisability and/or vesting of any awards of Common Stock options to purchase Common Stock, together with any other payments which such Participant has the right to receive from the Company or any other affiliated entity, would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then the payments under this Agreement shall be reduced to (but not below zero) to the largest amount that will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction pursuant to this Section must be made by the Company in good faith, before any payments are due and payable to Executive.

4.     Nonqualified Deferred Compensation Omnibus Provision. The payments and benefits under this Agreement are intended to satisfy the exclusion from Section 409A of the Code for payments made upon an involuntary separation from service. However, to the extent that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code, it shall be paid and provided in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. In connection with effecting such compliance with Section 409A of the Code, the following shall apply:

(a) Notwithstanding any other provision of this Agreement, the Company is authorized to amend this Agreement, to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder).

(b) Neither the Executive nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder). Notwithstanding the foregoing:

(i) Payment may be delayed for a reasonable period in the event the payment is not administratively practical due to events beyond the recipient’s control such as where the recipient is not competent to receive the payment, there is a dispute as to amount due or the proper recipient of such payment, additional time is needed to calculate the amount payable, or the payment would jeopardize the solvency of the Company.

(ii) Payments shall be delayed in the following circumstances: (1) where the Company reasonably anticipates that the payment will violate the terms of a loan agreement to which the Company is a party and that the violation would cause material harm to the Company; or (2) where the Company reasonably anticipates that the payment will violate Federal securities laws or other applicable laws; provided that any payment delayed by operation of this clause (B) will be made at the earliest date at which the Company reasonably anticipates that the payment will not be limited or cause the violations described.

(iii) If the Executive is a specified Executive of a publicly traded corporation as required by Section 409A(a)(2)(B)(i) of the Code, and any payment or provision of any benefit hereunder is subject to Section 409A any payment or provision of benefits in connection with a separation from service payment event (as determined for purposes of Section 409A of the Code), as opposed to another payment event permitted under Section 409A, or an amount payable that is not subject to Section 409A shall not be made until six months after the Executive’s separation from service (the “409A Deferral Period”).

5.     Restrictive Covenants.

(a) Non-Solicitation. During the Executive’s employment with the Company and for a period of twelve (12) months after the Termination Date, Executive will not for his own benefit or for the benefit of any person or entity other than the Company, (i) solicit, or assist any person or entity to solicit, any officer, director, or employee of the Company to leave his employment, (ii) hire or cause to be hired any person who is then, or who was during the one (1) year prior to the Termination Date, an officer, director, or employee of the Company, or (iii) engage any person who is then, or who was during the one (1) year prior to the Termination Date, an officer, director, employee or independent contractor of the Company.

(b) Non-interference. During the Executive’s employment with the Company and for a period of twelve (12) months after the Termination Date, Executive will not solicit, or assist any person or entity to solicit, any person or entity who, during the twelve (12) month period prior to the Termination Date, paid or engaged the Company for products or services, for the purpose of providing services or selling products where those services or products compete with the services or products offered by the Company as of the Termination Date.

(c) Blue-Penciling. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6. Confidential Information.

(a) Non-Disclosure. During his employment with the Company, and at all times thereafter, Executive agrees not to disclose, communicate or divulge to any third party or use, or permit others to use, any confidential information of the Company. For the purposes of this Agreement, “confidential information” shall mean all information disclosed to Executive, or known to Executive as a consequence of or through this employment, where such information is not generally known by the public or was regarded or treated as proprietary by the Company (including, without limitation, private or sensitive information concerning any of the Company’s employees and executives, business systems and procedures, suppliers, methods, systems, designs and know-how, names of referral sources, client records, client lists, pricing lists, business or strategic plans, marketing methods or plans or any other non-public information which, if used, divulged, published or disclosed by Executive, would be reasonably likely to provide a competitive advantage to a competitor).

(b) Proprietary Rights. All rights, including without limitation any writing, discoveries, inventions, innovations, and computer programs and related documentation and all intellectual property rights therein, including without limitation copyright (collectively “Intellectual Property”) created, designed or constructed by Executive during his employment with the Company, that are related in any way to Executive’s work with the Company or to any of the services provided by the Company, shall be the sole and exclusive property of the Company. Executive agrees to deliver and assign to the Company all such Intellectual Property and all rights which Executive may have therein and Executive agrees to execute all documents, including without limitation patent applications, and make all arrangements necessary to further document such ownership and/or assignment and to take whatever other steps may be needed to give the Company the full benefit thereof. Executive further agrees that if the Company is unable after reasonable effort to secure the signature of Executive on any such documents, the Chairman of the Board of Directors of the Company shall be entitled to execute any such papers as the agent and attorney-in-fact of Executive and Executive hereby irrevocably designates and appoints each such officer of the Company as Executive’s agent and attorney-in-fact to execute any such papers on Executive’s behalf and to take any and all actions required or authorized by the Company pursuant to this Section 6(b). Without limitation to the foregoing, Executive specifically agrees that all copyrightable materials generated during the term of Executive’s employment with the Company, including but not limited to, computer programs and related documentation, that are related in any way to Executive’s work with the Company or to any of the services provided by the Company, shall be considered works made for hire under the copyright laws of the United States and shall upon creation be owned exclusively by the Company. To the extent that any such materials, under applicable law, may not be considered works made for hire, Executive hereby assigns to the Company the ownership of all copyrights in such materials, without the necessity of any further consideration, and the Company shall be entitled to register and hold in their own name all copyrights in respect of such materials.

7.     Notices. All notices, consents, and other communications to, upon, and between the respective parties hereto shall be in writing and shall be deemed to have been given, delivered, or made when sent or mailed by registered or certified mail, postage prepaid, and return receipt requested and addressed to the Company at its principal office in Birmingham, Alabama and to the Executive at his residence as shown upon the employment records of the Company.

8.     Modification. No provision of this Agreement, including any provision of this Section, may be modified, deleted or amended in any manner except by an agreement in writing executed by the parties hereto.

9.     Benefit. All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and its successors and assigns and by the Executive and his personal representatives.

10.     Severability. In the event that any part of this Agreement shall be held to be unenforceable or invalid, the remaining parts shall nevertheless continue to be valid and enforceable as though the unenforceable or invalid portions were not a part hereof.

11.     Entire Agreement. This Agreement contains the entire understanding of Executive and Company concerning the subjects it covers and it supersedes all prior understandings and representations concerning the subjects it covers.

12.     Choice of Law. This Agreement shall be governed by the laws of the state of Alabama, without regard to its conflict of laws principles.

13.     Headings. The headings provided herein are for convenience only and shall not affect the interpretation of this Agreement.

14.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

Hibbett, Inc. Executive
By:
Its:
Dated: Dated:

End of Exhibit 10.8